Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 16, 2006,

Among

BENCHMARK ELECTRONICS, INC.,

AUTOBAHN ACQUISITION CORP.

And

PEMSTAR INC.

TABLE OF CONTENTS

Page

ARTICLE I

The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Articles of Incorporation and By-laws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	3

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of Parent and Sub	33

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01. Conduct of Business	36
SECTION 4.02. No Solicitation	41

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting	43
SECTION 5.02. Access to Information; Confidentiality	45
SECTION 5.03. Commercially Reasonable Efforts	45
SECTION 5.04. Company Stock Options	46
SECTION 5.05. Indemnification; Advancement of Expenses; Exculpation and Insurance	48

ii

Page

Annex I	Index of Defined Terms
Exhibit A	Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of Affiliate Letter

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2006, among BENCHMARK ELECTRONICS, INC., a Texas corporation (“Parent”), AUTOBAHN ACQUISITION CORP., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Sub”), and PEMSTAR INC., a Minnesota corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company, Parent and Sub has approved, and a special committee of the Company’s Board of Directors (the “Special Committee”) formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act (the “MBCA”) has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than any shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $0.10 per share, of Parent (“Parent Common Stock”);

WHEREAS the Board of Directors of the Company and the Special Committee have determined that the Merger is fair to and in the best interests of the shareholders of the Company;

WHEREAS for U.S. Federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), (b) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (c) Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03 below).  Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA.

SECTION 1.02. Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the MBCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the MBCA.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects of the Merger.  The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

SECTION 1.05. Articles of Incorporation and By-laws.  (a) The Amended Articles of Incorporation of the Company (the “Company Articles”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Articles shall be the Amended Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.16 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”).   At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.  As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Anti-Dilution Provisions.  In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, or issues a special cash dividend, with respect to the outstanding shares of Parent Common Stock and the record date therefor shall be prior to the Effective Time, shares of Parent Common Stock payable as part of the Merger Consideration shall be appropriately adjusted to reflect such stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction or special cash dividend.

SECTION 2.02. Exchange of Certificates.  (a) Exchange Agent.  As of the Effective Time, Parent shall deposit in trust with Computershare Trust Company, N.A. or such other bank or trust company as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock (such shares of Parent Common Stock, dividends or other distributions and cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e).  Each holder of record of a Certificate shall, upon surrender to the Exchange Agent of such Certificate, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (x) uncertificated shares of Parent Common Stock registered on the stock transfer books of Parent in the name of such holder (the “Registered Parent Shares”) or, at the election of such holder, certificates, in each case representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash, if any, and Registered Parent Shares or certificates representing the proper number of shares of Parent Common Stock, as the case may be, may be paid and issued to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of any cash and the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with this Article II and any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e).  No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II.  Following surrender of any Certificate, there shall be issued or paid to the record holder of such Certificate, Registered Parent Shares or certificates representing whole shares of Parent Common Stock issued in exchange therefor, as the case may be, and, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Registered Parent Shares or whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Registered Parent Shares or whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II (together with any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

If after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  (i) No Registered Parent Shares or certificates or scrips, in each case representing fractional shares of Parent Common Stock, shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(f) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration and any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II.

(g) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any dividends or other distributions with respect thereto or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”)), any such Merger Consideration (and such dividends, distributions and cash) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(i) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e).

(j) Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Articles and its Amended and Restated By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.  The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2003 and prior to the date hereof.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on October 13, 2006, (i) 45,449,433 shares of Company Common Stock were issued and outstanding, (ii) approximately 4,300,000 shares of Company Common Stock were reserved for issuance pursuant to the Company 1994 Stock Option Plan, the Company 1995 Stock Option Plan, the Company 1997 Stock Option Plan, the Company Amended and Restated 1999 Stock Option Plan, the Company 2000 Stock Option Plan and the Company 2002 Stock Option Plan (collectively, the “Company Stock Plans”), of which 2,925,854 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (collectively, and including any options to purchase shares of Company Common Stock granted after October 13, 2006, pursuant to the terms of this Agreement, “Company Stock Options”), (iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (iv) 5,000,000 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of August 11, 2000, between the Company and Wells Fargo Bank, N.A. (as amended, the “Rights Agreement”).  Except as set forth above in this Section 3.01(c), at the close of business on October 13, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer or rights of repurchase by the Company, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock.  Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of October 13, 2006, of all outstanding Company Stock Options under the Company Stock Plans, the number of unpurchased shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof.  Section 3.01(c) of the Company Disclosure Schedule also sets forth the aggregate number of unpurchased shares of Company Common Stock subject to outstanding Company Stock Options with exercise prices on a per share basis lower than $5.00 and the weighted average exercise price of such Company Stock Options.  All Company Stock Options are evidenced by stock option agreements in the forms set forth in Section 3.01(c) of the Company Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms.  With respect to the Company Stock Options, (A) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments or stipulations (“Legal Provisions”), including the rules and regulations of The NASDAQ Global Market and its predecessor markets (“Nasdaq”) or any other exchange on which Company securities are traded, (C) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and (D) each such grant was properly accounted for in accordance with GAAP in the audited financial statements included in the Filed Company SEC Documents and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable Legal Provisions.  The Company has terminated the Company 2000 Employee Stock Purchase Plan (the “Company ESPP”), and no employee of the Company has any rights to purchase shares of Company Common Stock pursuant to the Company ESPP.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.  Except as set forth above in this Section 3.01(c), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any Subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities of any Subsidiary of the Company.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the meeting of the Company’s shareholders (the “Shareholders’ Meeting”) or any adjournment or postponement thereof to adopt this Agreement (the “Shareholder Approval”), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Each of the Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, and the Special Committee, at a meeting duly called and held at which all members thereof were present, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommending that the shareholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  Each of the Company, the Company’s Board of Directors and the Special Committee has taken all actions necessary to ensure that no “control share acquisitions”, “business combinations”, “fair price” (including Sections 302A.671, .673 and .675 of the MBCA) or other state takeover laws or other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the Shareholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any applicable Legal Provisions, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice (the “HSR Filing”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended

(including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of Nasdaq and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(e) Company SEC Documents.  (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since April 1, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company are, or have at any time, been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (excluding (i) the cautionary, predictive and forward looking disclosures set forth in the risk factor and forward looking statements sections included therein and (ii) disclosures in any other sections included therein, solely to the extent that those sections include disclosures that are cautionary, predictive and forward looking in nature, the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
(iv) Subject to the applicable reserve for bad debts (which were determined in accordance with GAAP consistent with past practice) on the most recent audited balance sheet included in the Filed Company SEC Documents, all accounts receivable of the Company reflected on such balance sheet were valid receivables as of such date subject to no setoffs or counterclaims.  All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business. Since the date of the most recent audited balance sheet included in the Filed Company SEC Documents, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company and the Subsidiaries, except for write-offs in the ordinary course of the business of the Company and the Subsidiaries and consistent with past practice.
(v) All items in the inventories of the Company (the “Inventory”) reflected on the most recent audited balance sheet included in the Filed Company SEC Documents or existing at the date hereof are of a quality and quantity saleable or usable in the ordinary course of business consistent with past practices of the Company, subject to the reserves or provisions reflected in the Inventory valuation in such balance sheet.  Such Inventory reflects reserves or provisions which were determined in accordance with GAAP consistent with the Company’s past practices and procedures for items which are below standard quality, represent excess quantities or have become obsolete or unsaleable or unusable (except at prices less than cost) in the ordinary course of business.  No material reserves or provisions for Inventory since the date of the most recent audited balance sheet included in the Filed Company SEC Documents have been, or are required to be, recorded.  Except for Inventory items in transit at any time or held by distributors, all Inventory items are located on any real property or interest in real property owned in fee by the Company or its Subsidiaries (individually, an “Owned Property”) or any real property or interest in real property leased, subleased or occupied by the Company or its Subsidiaries (individually, a “Leased Property”).  An Owned Property or Leased Property is sometimes referred to herein, individually, as a “Company Property” and collectively, as “Company Properties”.  Since the date of the most recent audited balance sheet included in the Filed Company SEC Documents, no Inventory items have been sold, leased or disposed of, except through sales and leases in the ordinary course of business consistent with past practices.

(vi) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are complete and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  None of the Company or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(vii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.
(viii) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(ix) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(x) Since April 1, 2004, the Company has not received any oral or written notification of any (A) ”significant deficiency” or (B) ”material weakness” in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f) Information Supplied.  None of the information supplied or to be supplied by the Company, or on behalf of the Company by financial, legal or accounting advisors to the Company, either orally during any in person or telephonic meetings in which representatives of the Company are present or in writing, specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub, or on behalf of Parent or Sub by financial, legal or accounting advisors to Parent or Sub, either orally during any in person or telephonic meetings in which representatives of Parent are present or in writing, specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement and except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xv), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Company Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any increase in change of control, severance or termination compensation or benefits, or (C) any entry by the Company or any of its Subsidiaries into or any amendments of (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement, plan or policy with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any adoption of, any amendment to or any termination of any collective bargaining agreement or any Company Benefit Plan, (E) any payment of any benefit or grant of any award under Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (F) any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (G) any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

(h) Litigation.  Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

(i) Contracts.  Except as disclosed in the Filed Company SEC Documents and except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 3.01(p), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, condition (financial or otherwise), properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents.  None of the Company or any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or by any agreement or covenant restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Affiliates, (B) containing a right of first refusal, right of first negotiation or right of first offer or (C) containing any material indemnity obligations to third parties.

(j) Compliance with Laws; Environmental Matters.  (i) Except with respect to Environmental Laws (as defined in clause (iii) below), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, and except as set forth in the Filed Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all applicable Legal Provisions, except for failures to be in compliance that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.  No material action, demand, requirement or investigation by any Governmental Entity and no material suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened.

(ii) Except for those matters disclosed in the Filed Company SEC Documents: (A) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and, except for matters on which the Company or its Subsidiaries have obtained full and final resolution, neither the Company nor any of its Subsidiaries has received any (y) written communication that alleges that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or (z) written request for information pursuant to any Environmental Law; (B)(y) each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for its operations as currently conducted and (z) all such Environmental Permits are valid and in good standing; (C) there are no material Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree pursuant to or under Environmental Laws; (D) there have been no Releases (as defined in clause (iii) below) of any Hazardous Material (as defined in clause (iii) below) that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law; (E) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries; (F) none of the operations of the Company, its Subsidiaries, or any of their respective products requires, or is reasonably expected to require, a material expenditure in order to comply with the requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC), the Restriction of Hazardous Substances Directive (2002/95/ED) or of any similar Environmental Law restricting the manufacture, sale, distribution, use, handling, disposal or recycling of electrical and electronic equipment or products containing hazardous substances, and none of such requirements could reasonably be expected to result in a material restriction on the operations of the Company or its Subsidiaries, as currently conducted; (G) there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any material Environmental Claim against or affecting the Company or any of its Subsidiaries; and (H) the Company has provided Parent with complete and accurate copies of all environmental reports, studies and audits of the Company Properties and operations in the Company’s possession.
(iii) Definitions.  For purposes of this Agreement:
(1) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law.
(2) “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), rules, regulations, directives, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or the generation, use, storage, treatment, disposal, transport or recycling of Hazardous Materials.
(3) “Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.
(4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(k) Absence of Changes in Company Benefit Plans; Labor Relations.  Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(xiii), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, change of control, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or any change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Legal Provisions, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code.  Any shares of capital stock, options, rights, warrants or other securities issued, granted or purchased under any Company Benefit Plan have been issued, granted or purchased in compliance with applicable Legal Provisions.  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.  As of the date hereof, since April 1, 2004, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements, and there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(l) ERISA Compliance; Company Benefit Agreements.  (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and each Company Benefit Agreement.  The Company has provided to, or has made available to, Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and each Company Benefit Agreement, (B) the two most recent annual reports on Form 5500 required to be filed with the

Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan and (E) the most recent actuarial report or financial statements for each Company Pension Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  Each of the Company and its Subsidiaries and each of the Company Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Provisions, including Legal Provisions of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii) Each Company Pension Plan intended to be tax-qualified has been subject of a favorable determination letter from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that could reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that could reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.  The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.
(iii) Neither the Company nor any Commonly Controlled Entity (A) has sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to any Company Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (B) has any actual or contingent liability, or could incur any liability, under Title IV of ERISA.
(iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed in all material respects.  None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.
(v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents.
(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law.  No Company Benefit Plan or related trust has been terminated during the last five years, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.
(vii) Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured.  Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law.  Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).
(viii) None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement and any termination of employment on or following the Effective Time will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or otherwise or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.  The total amount of all cash compensation and benefit payments and the fair market value of all non-cash benefits (other than Company Stock Options) that may become payable or provided to any director or officer of the Company or any of its Subsidiaries under the Company Benefit Agreements (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.01(l)(viii) of the Company Disclosure Schedule.
(ix) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.
(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(m) No Excess Parachute Payments; Tax Gross-Ups.  No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company (each such person, a “Company Disqualified Individual”) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Company Disqualified Individual and (ii) the estimated maximum amount of “parachute payments” (as defined in Section 280G of the Code) that could be paid or provided to each Company Disqualified Individual as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time).  No current or former director, officer, employee or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under sections 4999(a) or 409A of the Code)) or interest or penalty related thereto.

(n) Taxes.  (i) Each of the Company and its Subsidiaries and each Company Consolidated Group has filed, or has caused to be filed, in a timely manner (within any applicable extension period) all material tax returns required to be filed with any taxing authority pursuant to the Code or applicable state, local or foreign tax laws.  All such tax returns are complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Provisions.  Each of the Company and its Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) in a timely manner all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred taxes established to reflect temporary differences between book and tax income) for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is under audit or examination by any taxing authority, and no notice or threat of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group.  There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group.  Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company.  No issues relating to any material amount of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.  There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.
(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.
(iv) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
(v) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(vi) The Company and its Subsidiaries have fully complied with all applicable Legal Provisions relating to the payment and withholding of any material amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.
(vii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.
(viii) No written claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to a material amount of tax by that jurisdiction.
(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).
(x) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4(b)) during the five years prior to the date of this Agreement.
(xi) No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.
(xii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xiii) As used in this Agreement (A) ”tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, franchise, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return; (C) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (D) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties.  (i) The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all assets (whether real, personal, tangible or intangible) reflected on the most recent audited balance sheet included in the Filed Company SEC Documents, free and clear of all Liens other than Permitted Liens, except for properties and assets sold in the ordinary course of business consistent with past practices in accordance with this Agreement.  The assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient to operate their businesses as they are as currently conducted and as currently proposed by its management to be conducted.

(ii) Section 3.01(o)(ii)(A) of the Company Disclosure Schedule sets forth a complete and accurate list of all Owned Property and identifies their addresses.  Section 3.01(o)(ii)(B) of the Company Disclosure Schedule sets forth a complete and accurate list of all Leased Property and identifies their addresses.  The Company has delivered to Parent a complete and accurate copy of each such lease, sublease or occupancy agreement, together with all amendments thereto, with respect to any Leased Property under which the Company or one of its Subsidiaries is a lessee or sublessee (each, a “Lease”).  The Company Properties comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries.
(iii) With respect to each Owned Property, (a) the Company or one of its Subsidiaries has good and valid fee simple title, free and clear of all Liens, except Permitted Liens and such Liens as may be set forth in Section 3.01(o)(iii) of the Company Disclosure Schedule, (b) the Company or the applicable Subsidiary has not leased or otherwise granted to anyone the right to use or occupy such Owned Property or any portion thereof, (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof or interest therein, (d) all improvements on such Owned Property are in good condition and repair and sufficient for the operation of the Company’s or the applicable Subsidiary’s business and (e) there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any Owned Property or any portion thereof or interest therein.
(iv) With respect to each Leased Property, (a) each Lease is legal, valid and binding and is in full force and effect, and the Company or one of its Subsidiaries is in possession of such Leased Property, (b) the transactions contemplated by this Agreement does not require the consent of any other party to a Lease, nor will it cause a breach or default under such Lease or cause such Lease to cease being legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (c) the Company or applicable Subsidiary or, to the Knowledge of the Company, any other party to the Lease is not in breach or default in any material respect under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default in any material respect, or permit the termination, modification or acceleration of rent under such Lease, (d) neither the Company nor the applicable Subsidiary has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof, (e) neither the Company nor the Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (f) there are no Liens on the leasehold estate or interest created by such Lease other than Permitted Liens and Liens that have attached to the fee estate or interest to which such Lease is subordinate.
(v) Definitions.  For purposes of this Agreement, “Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (b) Liens for taxes, assessments and other governmental charges that are not yet due and payable or for any such amounts which are being contested in good faith, (c) easements, covenants, rights-of-way and other encumbrances or restrictions and other imperfections in title that, individually or in the aggregate, would not reasonably be expected to impair the continued use and operation of the assets to which they relate as currently conducted, (d) zoning, building and other similar codes and regulations and (e) Liens that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and subordination or similar agreements relating thereto.

(p) Intellectual Property.  (i) Subject to Sections 3.01(p)(ii) and 3.01(p)(v), each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments), all patents, patent applications, trademarks, trade dress, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs, other than commercial off the shelf software, (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens.  The Company has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by the Company and its Subsidiaries.  The Company is not subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company.

(ii) None of the Company or any of its Subsidiaries has received any notice in writing that it has infringed or is infringing, and to the Knowledge of the Company none of the Company or any of its Subsidiaries has infringed or is infringing, the valid rights of any person with regard to any Intellectual Property Right which individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the

Company, no person or persons has infringed or are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.
(iii) No material claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.
(iv) Section 3.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), that, in each case, are owned by or licensed to the Company or any of its Subsidiaries.  All patents and patent applications required to be listed in Section 3.01(p)(iv) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens or (b) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens.  The patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted.  All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(p)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been (or, with respect to licenses, to the Company’s Knowledge have been) timely filed, and all necessary maintenance fees have been (or, with respect to licenses, to the Company’s Knowledge have been) timely paid to continue all such rights in effect.  None of the patents listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company’s Knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity.  There are no material ongoing oppositions or cancellations or other proceedings involving any of the trademarks or trademark applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries).  There are no material ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Company’s Knowledge, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United

States Patent and Trademark Office or in any foreign patent office or similar administrative agency.  To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 3.01(p)(iv) of the Company Disclosure Schedule in a material way.  Each of the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries properly identifies (and to the Knowledge of the Company such patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending.  Each inventor named on the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has executed (and such inventors named on such patents and applications licensed to the Company or any of its Subsidiaries to the Company’s Knowledge have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or in the case of licensed Patents, to the appropriate owners.  To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.
(v) Section 3.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments).  All obligations for payment of monies by the Company or any of its Subsidiaries in connection with such options, rights, licenses or interests have been satisfied in a timely manner.
(vi) The Company and its Affiliates have used commercially reasonable efforts and taken all commercially necessary steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of the Company and its Subsidiaries on the implementation of such policy; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making commercially reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets).
(vii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right.  Section 3.01(p)(vii) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold by, manufactured by or under development by the Company or any of its Subsidiaries.

(q) Voting Requirements.  The Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Needham & Company, LLC (“Needham”) and Piper Jaffray & Co. (“PiperJaffray”)), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.  The estimated fees and expenses of all accountants, brokers, financial advisors (including Needham and PiperJaffray), legal counsel (including Dorsey & Whitney LLP) and other persons retained by the Company, incurred or to be incurred by the Company in connection with this Agreement or the transactions contemplated hereby, are set forth in Section 3.01(r) of the Company Disclosure Schedule.

(s) Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of PiperJaffray, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.  A signed copy of the written opinion of PiperJaffray has been delivered to Parent.

(t) Insurance.  Section 3.01(t) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date.  All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party.  The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years.  There are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

(u) Rights Agreement.  The Company has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an “Acquiring Person” or a “Principal Party” (in each case as defined in the Rights Agreement) and (y) a “Distribution Date” or a “Shares Acquisition Date” (in each case as defined in the Rights Agreement) does not occur, in the case of clauses (x) and (y), by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, (iii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time and (iv) ensure that Section 11 or Section 13 of the Rights Agreement will not apply to the Merger and the other transactions contemplated by this Agreement.  The Company has delivered to Parent a complete and accurate copy of the Rights Agreement prior to the date hereof.

(v) Dissenting Shares.  Section 302A.471 of the MBCA is not applicable to the Merger or the other transactions contemplated by this Agreement, and no shareholder of the Company is entitled to any other dissenters rights or appraisal rights in connection with the Merger, the issuance of the Merger Consideration by Parent or the other transactions contemplated by this Agreement.

(w) Relationships with Customers and Suppliers.  No customer or supplier of the Company that is material to the Company, taken as a whole, has canceled or otherwise terminated, or provided notice of its intent, or threatened, to terminate its relationship with the Company, or, since December 31, 2005, decreased or limited in any material respect, or provided notice of its intent, or threatened, to decrease or limit in any material respect, its purchases from or sales to the Company.

SECTION 3.02. Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Capital Structure.  The authorized capital stock of Parent consists of 85,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (“Parent Preferred Stock”).  At the close of business on October 13, 2006, (i) 64,751,920 shares of Parent Common Stock were issued and outstanding, (ii) 11,932,809 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Employee Stock Purchase Plan, the Parent 1990 Stock Option Plan, the Parent 1994 Stock Option Plan for Non-Employee Directors, the Parent 2000 Stock Awards Plan and the Parent 2002 Stock Option Plan for Non-Employee Directors, of which 5,145,620 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock, (iii) no shares of Parent Preferred Stock were issued or outstanding or were held by Parent as treasury shares and (iv) 5,000,000 shares of Parent Preferred Stock designated as Series A Cumulative Junior Participating Preferred Stock were reserved for issuance in connection with the rights to be issued pursuant to the Rights Agreement, dated as of December 11, 1998, between Parent and Harris Trust Savings Bank.

(c) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to Article II hereof, do not require approval of the holders of any shares of capital stock of Parent.  All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall when issued in accordance with this Agreement be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Amended and Restated Articles of Incorporation or By-laws of Parent or the Articles of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any applicable Legal Provisions, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby.  No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the HSR Filing by Parent and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and (4) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock issuable to the shareholders of the Company as contemplated by this Agreement to be listed on the NYSE.

(d) Parent SEC Documents.  Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Information Supplied.  None of the information supplied or to be supplied by Parent or Sub, or on behalf of Parent or Sub by financial, legal or accounting advisors to Parent or Sub, either orally during any in person or telephonic meetings in which representatives of Parent are present or in writing, specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company, or on behalf of the Company by financial, legal or accounting advisors to the Company, either orally during any in person or telephonic meetings in which representatives of the Company are present or in writing, specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act.

(f) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement and except as disclosed in the Parent SEC Documents (excluding (i) the cautionary, predictive and forward looking disclosures set forth in the risk factor and forward looking statements sections included therein and (ii) disclosures in any other sections included therein, solely to the extent that those sections include disclosures that are cautionary, predictive and forward looking in nature, the “Filed Parent SEC Documents”), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents there has not been any Parent Material Adverse Change.

(g) Litigation.  Except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect.

(h) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i) Voting Requirements.  No vote of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or approve the transactions contemplated hereby.

(j) Taxes.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01. Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted pursuant to Section 4.01(a)(i) through (xv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and as currently proposed by the Company to be conducted prior to the Closing and in compliance in all material respects with all applicable Legal Provisions and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or other Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of such plans, arrangements or other Contracts have been heretofore delivered to Parent);
(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (y) the issuance of the Rights and capital stock pursuant to the terms of the Rights Agreement);
(iii) amend the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by law or the rules and regulations of the SEC or Nasdaq;
(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $350,000 or, in the aggregate, have a purchase price in excess of $2,000,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;
(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of property, except for any renewals of existing leases in the ordinary course of business;
(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, individually, is in excess of $350,000 or, in the aggregate, are in excess of $2,000,000;
(viii) except as required by law or any judgment, (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness, (x) waive or assign any claims or rights of substantial value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;
(ix) enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued could reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;
(x) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than an immaterial Lien) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;
(xi) enter into any Contract containing any restriction on the ability of the Company or any of its Affiliates to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Affiliates in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;
(xii) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or any of its Subsidiaries;
(xiii) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Legal Provisions or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) grant or pay any change of control, severance or termination compensation or benefits or increase in any manner the change of control, severance or termination compensation or benefits of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;
(xiv) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Certain Tax Matters.  (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) timely pay all taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent; (E) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.  Any tax returns described in this Section 4.01(d) shall be complete and accurate in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the issuance (payment) of the Merger Consideration pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.
(iii) Each of Parent, Sub and the Company and each of their respective Affiliates shall not take any actions and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.02. No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company.  The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person(s).  Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel and a financial advisor of nationally recognized reputation, it being agreed that the financial advisor may be Needham or PiperJaffray) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (a copy of which shall be provided to Parent) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company, which the Board of Directors of the Company determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel and a financial advisor of nationally recognized reputation, it being understood that the financial advisor may be Needham or PiperJaffray) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”).  Notwithstanding the foregoing, if at any time prior to obtaining the Shareholder Approval, the Board of Directors of the Company receives a Superior Proposal and as a result thereof determines in good faith by a majority vote of the disinterested members of the Board of Directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation, it being understood that the financial advisor may be Needham or PiperJaffray) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, the Company may make a Company Adverse Recommendation Change; provided, however, that no Company Adverse Recommendation Change may be made until after the fourth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying all material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period).  In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any material changes thereto) and the identity of the person making any such Takeover Proposal or inquiry.  The Company shall (i) keep Parent promptly and reasonably informed of the status and details (including any material change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

(c) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors, as determined by a majority vote of the disinterested members thereof (after consultation with outside counsel), the failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the shareholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the

Form S-4, in which the Proxy Statement will be included as a prospectus.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, in each case without providing the other party the opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4 or the Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Form S-4 and the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, each party shall provide the other party an opportunity to review and comment on such document or response.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Shareholders’ Meeting solely for the purpose of obtaining the Shareholder Approval.  Subject to Sections 4.02(b) and 4.02(c), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing and in accordance with Section 302A.613 of the MBCA, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the

Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(c) The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a letter of Grant Thornton LLP and Ernst & Young LLP, the Company’s registered public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by registered public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.02. Access to Information; Confidentiality.  To the extent permitted by applicable law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records, including for the purpose of conducting Phase I environmental site assessments and compliance audits of the Company’s properties and operations, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of April 19, 2005, as amended from time to time, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.  No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.  The Company agrees that Parent may contact customers, vendors or other persons having business relationships with the Company after consultation with the Company.

SECTION 5.03. Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, consents, approvals and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) obtaining or transferring all Environmental Permits necessary for operating the business of the Surviving Corporation pursuant to applicable Environmental Law.  In connection with and without limiting the foregoing, the Company and Parent shall duly file the HSR Filing required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable.  The HSR Filing shall be in substantial compliance with the requirements of the HSR Act.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.  The Company and its Board of Directors shall (1) take all action necessary to ensure that no “control share acquisitions”, “business combinations”, “fair price” (including Sections 302A.671, .673 and .675 of the MBCA) or other state takeover laws or other state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover laws or other state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.  In addition, the Company shall take the actions set forth on Section 5.03 of the Company Disclosure Schedule.  Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

SECTION 5.04. Company Stock Options.  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options granted in connection with the performance of services for the Company to any person who is an employee or officer on the Closing Date (the “Employee Stock Options”), whether vested or unvested, as necessary to provide that each Employee Stock Option outstanding immediately prior to the Effective Time (each, a “Rolled-Over Option”) shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Rolled-Over Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rolled-Over Option immediately prior to the Effective Time for which such Rolled-Over Option shall not theretofore have been exercised by the Exchange Ratio at an exercise price per share of Parent Common Stock equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Rolled-Over Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent; provided further that any Rolled-Over Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that Rolled-Over Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as “incentive stock options” (as defined in Section 422 of the Code), to the extent that such Rolled-Over Options qualified as “incentive stock options” prior to the Effective Time);
(ii) adjust the terms of all outstanding Company Stock Options that are not Employee Stock Options (the “Non-Employee Stock Options”), whether vested or unvested, as necessary to provide that each Non-Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and the holder thereof shall then become entitled to receive a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the product of (I) the Exchange Ratio and (II) the per share closing price of Parent Common Stock, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), on the date that is two days prior to the Closing Date over the exercise price per share of such Company Stock Option; and
(iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(c) As soon as practicable following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options or (ii) assume the Adjusted Options under an existing equity incentive plan of Parent or any of its Affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective.   Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

(d) All amounts payable to holders of Non-Employee Stock Options pursuant to Section 5.04(a)(ii) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

SECTION 5.05. Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Articles, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than $700,000 in the aggregate to obtain such coverage.  It is understood and agreed that in the event such coverage cannot be obtained for $700,000 or less in the aggregate, Parent shall be obligated to provide such coverage as may be obtained for such $700,000 aggregate amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06. Fees and Expenses.  (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (i) as provided in paragraphs (b) and (d) of this Section 5.06 and (ii) that expenses incurred in connection with the filing, printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (ii) (A) prior to the obtaining of the Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Shareholder Approval or the Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $12,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).  The Termination Fee shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 5.06(d).

(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) The Company shall reimburse Parent and Sub for all their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.01(c)(i).  Parent shall reimburse the Company for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.01(d).  Any such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under the first sentence of this Section 5.06(d) if the Company has previously made any payment due under Section 5.06(b).

SECTION 5.07. Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed).  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.09. Affiliates.  As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form of Exhibit B.

SECTION 5.10. Stock Exchange Listing.  To the extent Parent does not issue treasury shares in the Merger which are already listed on the NYSE, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 5.11. Tax-Free Merger Treatment; Transfer Taxes.  (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code.  This Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  Each party and its Affiliates shall use commercially reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Cravath, Swaine &

Moore LLP and Dorsey & Whitney LLP, substantially in the form set forth in Sections 5.11(1)(A) and 5.11(2)(A) of the Company Disclosure Schedule, respectively, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  For tax purposes, each party and its Affiliates will report the Merger in a manner consistent with this Section 5.11.  For purposes of the tax opinions described in Sections 6.02(e) and 6.03(c) of this Agreement, each of the Company and Parent shall provide, substantially in the form set forth in Sections 5.11(1)(B) and 5.11(2)(B) of the Company Disclosure Schedule, respectively, representations to Cravath, Swaine & Moore LLP and Dorsey & Whitney LLP, including representations and warranties set forth on certificates of officers of the Company, Parent and any of their respective Subsidiaries, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of Parent and the Company and reissued in the same form as of the Closing Date.

(b) The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.  The Company shall pay on behalf of its shareholders any such Taxes or fees which become payable in connection with the transactions contemplated by this Agreement for which such shareholders are primarily liable and in no event shall Parent pay such amounts.

SECTION 5.12. Employee Matters.  (a) Parent will provide or cause the Surviving Corporation to provide to employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) from the Effective Time until the first anniversary thereof either (i) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time or (ii) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares; provided further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are reasonably comparable in the aggregate.

(b) The service of each Continuing Employee prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries for purposes of each employee benefit plan of Parent or any of its Subsidiaries in which such employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting, benefit levels and accruals (but not for purposes of benefit accrual under any defined benefit pension plans); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) The provisions of this Section 5.12 are not intended to confer upon any person other than the parties hereto any rights or remedies.

SECTION 5.13. Rights Agreement.  The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(u)) requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.  Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal, including any action by the Board of Directors of the Company, or any subset thereof, deeming any Takeover Proposal a “Permitted Offer” (as defined in the Rights Agreement).

SECTION 5.14. Section 16b-3.  Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15. Warrants and Convertible Notes. (a)  The Company shall take all actions reasonably requested by Parent with respect to the Warrants, dated May 10, 2002 (the “Warrants”), including, to the extent required by Section 4(b) of the

Warrants, making appropriate provisions such that holders of Warrants will receive the appropriate number of shares of Parent Common Stock in exchange for their Warrants.

(b) The Company shall take all actions reasonably requested by Parent with respect to the Subordinated Convertible Notes due May 1, 2007 (the “Convertible Notes”), including, to the extent required by Section 6(c)(ii) of the Convertible Notes, making appropriate provisions such that holders of Convertible Notes will receive the appropriate number of shares of Parent Common Stock in exchange for their Convertible Notes and giving the notice required by Section 5(c) of the Convertible Notes.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b) NYSE Listing.  The shares of Parent Common Stock issuable to the shareholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or pending or threatened proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be complete and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending or overtly threatened any suit, action or proceeding by any Governmental Entity or by any other person having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(d) Restraints.  No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

(e) Tax Opinion.  Parent shall have received a written opinion, substantially in the form set forth in Section 6.02(e) of the Company Disclosure Schedule, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion,  Cravath, Swaine & Moore LLP shall be entitled to rely upon customary assumptions as set forth in such opinion and representations as it reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective Subsidiaries.

(f) Consents.  The Company shall have obtained all consents, approvals and waivers set forth in Schedule 6.02(f) of the Company Disclosure Schedule, and such consents, approvals and waivers shall remain in full force and effect.

SECTION 6.03. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be complete and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion.  Company shall have received a written opinion, substantially in the form set forth in Section 6.03(c) of the Company Disclosure Schedule, dated as of the Closing Date, from Dorsey & Whitney LLP, counsel to Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, Dorsey & Whitney LLP shall be entitled to rely upon customary assumptions as set forth in such opinion and representations as it reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of the Company, Parent and their respective Subsidiaries.

SECTION 6.04. Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 16, 2007; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
(ii) if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or
(iii) if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(e) by Parent:

(i) in the event that prior to the obtaining of the Shareholder Approval (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or
(ii) if the Company or any of its officers, directors, employees, representatives or agents takes any actions in violation of Section 4.02.

SECTION 7.02. Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(r), the second sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the shareholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05. Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Benchmark Electronics, Inc.
3000 Technology Drive,
Angleton, Texas 77515

Telecopy No.:  (979) 848-5225
Attention:  Kenneth Barrow

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.:  (212) 474-3700
Attention:  Mark I. Greene, Esq.

if to the Company, to:

Pemstar Inc.
3535 Technology Drive
Rochester, Minnesota 55901

Telecopy No.:  (507) 280-0838
Attention:  General Counsel

with a copy to:

Dorsey & Whitney, LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498

Telecopy No.:  (612) 340-2868
Attention:  William A. Jonason, Esq.

SECTION 8.03. Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect or a Company Material Adverse Change: (A) any change relating to the economies in locations in which the Company has operations or the United States securities markets in general, so long as the changes do not disproportionately impact the Company relative to other companies that have operations located in such economies or that have securities listed in the United States, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact the Company relative to other companies that participate in the industry, or (C) any change to the extent resulting directly from the announcement or consummation of the Transactions contemplated by this Agreement;

(c) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making reasonable inquiry of the other executives or managers who report to such executive officers and have primary responsibility for such matter;

(d) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect or a Parent Material Adverse Change: (A) any change relating to the economies in locations in which Parent has operations or the United States securities markets in general, so long as the changes do not disproportionately impact Parent relative to other companies that have operations located in such economies or that have securities listed in the United States, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Parent participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact Parent relative to other companies that participate in the industry, or (C) any change to the extent resulting directly from the announcement or consummation of the Transactions contemplated by this Agreement;

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation.  When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 8.05. Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE MBCA IS MANDATORILY APPLICABLE TO THE MERGER.

SECTION 8.09. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Sub, as applicable, shall be secondary.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11. Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BENCHMARK ELECTRONICS, INC.,

by
/s/ Cary Fu
Name: Cary Fu
Title: President and Chief Executive Officer

AUTOBAHN ACQUISITION CORP.,

by
/s/ Cary Fu
Name: Cary Fu
Title: President

PEMSTAR INC.,

by
/s/ Al Berning
Name: Al Berning
Title: Chairman and Chief Executive Officer

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term

Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)(i)
Adjusted Option	Section 5.04(a)(i)
Affiliate	Section 8.03(a)
Agreement	Preamble
Articles of Merger	Section 1.03
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Preamble
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Articles	Section 1.05(a)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiii)
Company Disclosure Schedule	Section 3.01
Company Disqualified Individual	Section 3.01(m)
Company ESPP	Section 3.01(c)
Company Material Adverse Change	Section 8.03(c)
Company Material Adverse Effect	Section 8.03(c)
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)
Company Property	Section 3.01(e)(v)
Company SEC Documents	Section 3.01(e)(i)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.12(a)
Contract	Section 3.01(d)
Convertible Notes	Section 5.15
Effective Time	Section 1.03
Employee Stock Options	Section 5.04(a)(i)
Environmental Claim	Section 3.01(j)(iii)(1)
Environmental Laws	Section 3.01(j)(iii)(2)
Environmental Permits	Section 3.01(j)(ii)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
Filed Company SEC Documents	Section 3.01(e)(iii)
Filed Parent SEC Documents	Section 3.02(f)
Form S-4	Section 3.01(f)

GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 2.02(g)
Grant Date	Section 3.01(c)
Hazardous Materials	Section 3.01(j)(iii)(3)
HSR Act	Section 3.01(d)
HSR Filing	Section 3.01(d)
Intellectual Property Rights	Section 3.01(p)(i)
Inventory	Section 3.01(e)(v)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(b)
Lease	Section 3.01(o)(ii)
Leased Property	Section 3.01(e)(v)
Legal Provisions	Section 3.01(c)
Liens	Section 3.01(b)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Section 2.01(c)
Nasdaq	Section 3.01(c)
Needham	Section 3.01(r)
Non-Employee Stock Options	Section 5.04(a)(ii)
Notice of Adverse Recommendation	Section 4.02(b)
NYSE	Section 2.02(e)(ii)
Owned Property	Section 3.01(e)(v)
Parent	Preamble
Parent Common Stock	Preamble
Parent Material Adverse Change	Section 8.03(d)
Parent Material Adverse Effect	Section 8.03(d)
Parent Preferred Stock	Section 3.02(b)
Parent SEC Documents	Section 3.02(d)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(o)(v)
person	Section 8.03(e)
PiperJaffray	Section 3.01(r)
Post-Signing Returns	Section 4.01(d)(i)
Proxy Statement	Section 3.01(d)
Registered Parent Shares	Section 2.02(b)
Representatives	Section 4.02(a)
Release	Section 3.01(j)(iii)
Restraints	Section 6.01(d)
Rights	Section 3.01(c)
Rights Agreement	Section 3.01(c)
Rolled-Over Option	Section 5.04(i)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)(i)
Shareholder Approval	Section 3.01(d)
Shareholders’ Meeting	Section 3.01(d)
SOX	Section 3.01(e)(i)
Special Committee	Preamble
Sub	Preamble
Subsidiary	Section 8.03(f)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiii)
taxing authority	Section 3.01(n)(xiii)
tax returns	Section 3.01(n)(xiii)

Termination Fee	Section 5.06(b)
Warrants	Section 5.15

EXHIBIT A
TO THE MERGER AGREEMENT

Articles of Incorporation
of the Surviving Corporation

Article I

The name of this corporation is Pemstar Inc..

Article II

The address of the registered office of this corporation is Suite 340, 201 First Avenue, S.W., Rochester, Minnesota 55902.

Article III

The aggregate number of shares that this corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $0.01 per share.

Article IV

The board shall have authority to establish more than one class or series of shares of this corporation, and the different classes and series shall have such relative rights and preferences, with such designations, as the board may by resolution provide.

Article V

Except as may be otherwise provided by the board in a resolution establishing a class or series of the shares of this corporation, shareholders shall have no preemptive rights.

Article VI

There shall be no cumulative voting by shareholders for the election of directors.

Article VII

Any action required or permitted to be taken at a board meeting, if such action need not be approved by the shareholders, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

Article VIII

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VIII.  Any repeal or modification of this paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Article IX

An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

Article X

Pursuant to Minnesota Statutes, Section 302A.471, Subd. 1(a), a shareholder of this corporation shall not have the right to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the Articles of Incorporation that materially and adversely affects the rights or preferences of the shares of the shareholder.

EXHIBIT B
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

The undersigned, a holder of shares of common stock, par value $0.01 per share (“Company Common Stock”), of PEMSTAR INC., a Minnesota corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”), although nothing contained herein should be construed as an admission of such fact.  Pursuant to the terms of the Agreement and Plan of Merger dated as of October 16, 2006, among BENCHMARK ELECTRONICS, INC., a Texas corporation (“Parent”), AUTOBAHN ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger, the undersigned is entitled to receive shares of common stock, par value $0.10 per share, of Parent (“Parent Common Stock”)

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.  The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.  The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of shares of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above.  The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.  The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933.  The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

Very truly yours,

Dated:

ANNEX I
TO EXHIBIT B

[Date]

[Name]

On                      , the undersigned sold the securities of BENCHMARK ELECTRONICS, INC. (“Parent”) described below in the space provided for that purpose (the “Securities”).  The Securities were received by the undersigned in connection with the merger of AUTOBAHN ACQUISITION CORP., a Minnesota corporation, with and into PEMSTAR INC., a Minnesota corporation.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.  The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Space to be provided for description of the Securities]